Exhibit 23.4

Consent of Independent Valuation Advisor

We hereby consent to the reference to our name (including under the heading “Experts”) and the description of our role under the heading “Net Asset Value Calculation and Valuation Procedures— Determination of our NAV per share as of December 31, 2019” in the in the Registration Statement (Form S-11 dated March 20, 2020) and related Prospectus of Rodin Global Property Trust, Inc. for the registration of $1,250,000,000 in shares of its common stock

/s/ Robert A. Stanger & Co., Inc.

March 20, 2020